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
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

                          Allied Research Corporation
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                (Name of Registrant as Specified in Its Charter)

Zilkha Capital Partners, L.P., Lt. General William M. Keys, USMC (Ret.), John P.
         Rigas, Jean-Claude Roch, John R. Torell III, Donald E. Zilkha
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                   (Name of Person(s) Filing Proxy Statement)

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                                                                    June 2, 1999

Board of Directors
Allied Research Corporation
8000 Towers Crest Drive
Suite 750
Vienna, VA 22182

Dear Members of the Board:

     On May 27th, Dr. J.R. Sculley, the Chairman, Chief Executive Officer and Chief Financial Officer of Allied Research Corporation wrote a letter to shareholders and in addition released it to the national press. This letter contains statements that are misleading, disparaging, offensive and factually inaccurate. The statements in his letter raise serious questions as to the ethical and moral standards of Dr. Sculley and by extension his fitness to be Chairman, CEO and CFO of a public company. Zilkha Capital Partners will review and reserve all its options with regard to Dr. Sculley's statements, including the option of taking legal action against him, particularly with regard to statements relating to management of Colt's Manufacturing and to statements regarding "Zilkha's Track Record." These unfounded statements threaten to materially damage Zilkha's reputation which has been built over many decades of financial success, creation of shareholder value in several public and private company investments controlled or substantially influenced by Zilkha and an exemplary track record in dealing with co-investors, all of which is largely a matter of public record in the United States, Europe and the Middle East where the Zilkha Group has been active for decades. We deplore your Chairman's misrepresentation of the facts and as a large shareholder of Allied we caution you that this is another example of poor management and judgment by Dr. Sculley. We ask you as a Board of Directors, is this what Dr. Sculley thinks management of a public corporation entails: Making up facts for his own self-serving purposes and then misrepresenting the reality of a serious proxy solicitation to the Company's Board and shareholders? As a Board of Directors, have you contemplated the legal implications of such improper corporate governance? Since it is our belief that Dr. Sculley has not been forthright in dealing with Allied's shareholders or in dealing with his own Board, we would like to bring certain points directly to the attention of Allied's Board of Directors.

1. LET US STATE THE FACTS CONCERNING COLT'S AND ZILKHA'S EXPERIENCE WITH THE DEFENSE INDUSTRY AS THEY REALLY EXIST:

- Colt's Manufacturing Company was purchased out of bankruptcy in September 1994. Annual Revenues in fiscal 1995, the first full year of Zilkha ownership were $93.2 million. In fiscal year 1998, the latest full year for which financial results are available, revenues were $136.2 million. We therefore strongly object to Dr. Sculley's false statement that Colt's revenues have declined and his erroneous reference to The Wall Street Journal as support for such statement.

- The short-lived boycott of Colt's products was not the result of poor management but rather the negative reaction of a small segment of the firearms community to the potential introduction of the "Smart Gun," a technologically advanced product that was later endorsed by the N.R.A. and the firearms community. Its impact was further minimized by the fact that the large majority of Colt's business is defense related and is not affected by hand gun sales. These facts were also misrepresented by Dr. Sculley.

- Under our management, Colt's has re-established its preeminent position in military small arms worldwide, supplying its proprietary products and standard weapons such as the M-16 rifle, the M-4 Carbine, the MK-19 grenade launcher and the recently introduced ALGL grenade launcher to a variety of NATO and non-NATO countries as the standard weaponry for their armies. These countries include the United States, Canada, United Kingdom, France, Israel, Greece, Turkey, Philippines, Thailand, Taiwan, United Arab Emirates, Saudi Arabia, Jordan, Sweden, Norway, Netherlands, Denmark, Mexico, Brazil, Argentina and a variety of others. The long list of satisfied customers that have tested Colt's products under the severest conditions of battle speaks for itself. A comparison with the dangerously concentrated customer base of Mecar would be an invitation to ridicule.
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- Zilkha understands the defense business very well as demonstrated by its success in taking a bankrupt company and restoring it to the premier position in the small arms industry. The United States Defense Departments has validated this success by granting Colt's sole source contracts on the M-4 Carbine until 2010 and Saco Defense, Colt's sister company, sole source contracts on its MK-19 until 2003 with possible extension to 2006. In addition, the Department of Defense has approved with enthusiasm the acquisition of Saco by Colt in 1998. What are the equivalent signs of approval from the Department of Defense, Dr. Sculley's prior place of employment, with regard to his work at Allied? The U.S. Department of Defense does not purchase Mecar products in any significant quantity. Instead, it purchases products from Allied's two competitors, Alliant and Primex.

- Do not allow Dr. Sculley to mislead shareholders with the vague assertion that a disturbance of "Allied's relationships" could have a material adverse effect on Allied's business. First, what could be more materially adverse than virtually no backlog and revenue at Mecar? Isn't this the present state of affairs? Further, as a result of Zilkha Group's multi-decade financial and commercial success and as indicated above in connection to Colt's domestic and international sales, the Zilkha Group, Zilkha Capital Partners, Zilkha Venture Partners and all their portfolio companies, including New Colt Holding Corporation have a broad array of strong international contracts and relationships in North and South America, Europe, the Middle East and Asia, in the commercial, financial and military sectors. Allied only stands to benefit from the above relationships.

- Do not join Dr. Sculley in misleading shareholders with regard to prior Zilkha activities in Belgium that led to a company being nationalized. This was not a matter of "Zilkha taking control" and the actual events are a matter of public record. In fact, according to Mr. Yarborough, Allied's President, Allied has approached the Belgian government with the intent to purchase the same company and has been denied from doing so for the same reason that Zilkha was denied.

- Do not allow Dr. Sculley to attempt to mislead shareholders by alluding to a "very favorable" relationship with the Belgian government that Allied currently enjoys. In fact, the relationship is one of lender and borrower as the Belgian government acted as lender of last resort to Allied when Allied's CFO could not obtain credit for the Company elsewhere. Is Dr. Sculley suggesting that this lender of last resort relationship will again become important to Allied? Is this an earnings and liquidity forecast?

2. DR. SCULLEY REFERS TO ALLIED'S EXCELLENT OPERATING RESULTS DURING THE PAST FIVE YEARS. AT LAST COUNT THOSE WERE:

- A negative return on the Allied stock price during one of the biggest stock market advances in history.

- A diminution of Mecar's backlog to $6 million, equivalent to less than 5% of annual capacity. Backlog for the entire Company has been reduced over Dr. Sculley's tenure from a peak of $252.5 million in April 1992, when Dr. Sculley assumed the position of President, to $26 million as of March 31, 1999.

- Significant decreases in revenues and earnings for the first quarter of 1999 compared with the first quarter of 1998 and a forecast of a substantial net loss for the 1999 fiscal year.

3. NOTWITHSTANDING DR. SCULLEY'S HOLLOW RHETORIC, MANAGEMENT HAS FAILED TO DEVELOP A COHERENT STRATEGIC PLAN FOR ALLIED.

- Dr. Sculley states that "Allied is implementing a diversification strategy that has positioned the Company for profitable future growth." In fact, as far back as the 1994 Allied annual report Dr. Sculley stated that "a strategic plan was developed to gradually shift emphasis from a non-diversified defense firm to a more competitive firm with substantial commercial products."

- Why, in the five years that have elapsed since Dr. Sculley's declaration, has there been a total failure on the part of Allied to implement this strategic plan? At last count, Allied does not appear to have changed in any form from the 1994 description of the Company as a non-diversified defense firm, does not appear to be more competitive and certainly does not appear to have developed substantial commercial products.

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- In fact, Allied is still largely dependent on the same "two customers" it was dependent on in 1994 as Dr. Sculley stated in the 1998 annual report.

- If the expansion strategy was formulated in 1994 and management required the assistance of investment bankers, why did they wait until 1998 to engage the services of three investment banks? Is this Dr. Sculley's idea of promptness and what is the associated cost of hiring three investment banks?

- Why should the shareholders have to put faith one more time in management's vague, repetitious and uninspired promises of diversification and growth in some far-away distant future?

- Has the board independently evaluated and confirmed Dr. Sculley's promise of "future growth?" The facts do not suggest that the foreseeable future will be one of growth and prosperity. If Mecar does not receive any orders within the next 90 days, and because of long lead time and bureaucratic delays in ordering ammunition raw material, Allied's annual 1999 revenue may be as low as $60 million; a reduction of 50%.

4.  ALLIED'S MANAGEMENT STRUCTURE IS UNTENABLE

- Has the Board considered the fact that Dr. Sculley serves both as CFO and CEO? Isn't there an inherent conflict of interest in holding both of those positions? How does the Board view that conflict in the context of the budgeting process and the necessary checks and balances required for the successful implementation of the budgeting process for a public company?

- How does Dr. Sculley handle the CEO and CFO responsibilities of a manufacturing facility in Belgium with 70% plus of its revenue in the Middle East from an office in Virginia? Doesn't absentee management create inefficiencies and increase risks?

- Has the Board considered Allied's management structure at all? Who are the executives that directly report to Dr. Sculley? Does Dr. Sculley as CFO report to Mr. Yarborough, the President of Allied, and then in turn Mr. Yarborough reports back to Dr. Sculley, the Chief Executive Officer of Allied? Does such a reporting structure make sense?

- How often does Dr. Sculley go to Belgium? How long does he stay there? How many days a week does Dr. Sculley actually spend in the office? As he asks Allied's long suffering shareholders for extra time to "implement" his aging strategic plan, is he prepared to make a matter of public record his historical records of travel and time spent at the office that would indicate that he is hard at work implementing his strategic plan?

5. IN LIGHT OF THE FOREGOING, WE ASK MEMBERS OF ALLIED'S BOARD OF DIRECTORS TO CONSIDER THE FOLLOWING:

- As a larger shareholder in the Company than any one of you, we are most interested in realizing value for shareholders. Dr. Sculley's desperate assertions that we would do otherwise defy logic. In fact, it is this management which rejected a takeover offer at share price level substantially higher than the current levels and which entrenched itself behind the poison pill. With its track record this is hardly a management to advocate generating value for shareholders. Moreover, we find Dr. Sculley's insinuation that any dismantling of Allied's takeover defenses would negatively impact shareholder value to be an insult to investors' intelligence. In recent years, shareholders have, with increased frequency, taken steps to oppose a unilateral adoption of rights plans by management. According to a 1999 report by the IRRC, shareholder proponents submitted 35 anti-pill proposals in 1999 alone.

- Do not excuse Dr. Sculley's inability to secure favorable credit terms or allow him to mislead shareholders by mis-characterizing standard industry practices. Allied has a large amount of net cash on its books yet pays more interest costs that it receives interest income. Who is responsible for the finances of this Company? Shouldn't the Chief Executive require higher standards of performance from the Chief Financial Officer? Not if they are the same person.

- Have you adequately disclosed to shareholders Allied's projected losses for the remaining 3 fiscal quarters of 1999?

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- Aren't all these issues independently and in their entirety materially adverse events that should have properly been disclosed to shareholders? Shouldn't these disclosures be made prior to the renewal of Dr. Sculley's $400,000 plus compensation package? Shouldn't these disclosures have already been made in the face of a contested board nomination?

     As one of the largest shareholders of this Company we ask you: How did you allow the Company to find itself in this position? Isn't it time this management stopped temporizing with our money and assets? Aren't you willing to recognize that the Board of Allied ultimately has financial and legal responsibility for the actions of its Chairman and must hold itself accountable to Allied's shareholders?

                                          Sincerely,
                                          ZILKHA CAPITAL PARTNERS, L.P.

                                          By: /s/ JOHN P. RIGAS

                                            ------------------------------------
                                            Name: John P. Rigas
                                            Title: Managing Partner

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